                                                         EX-99.B(i)tmlegopn

          WADDELL & REED ADVISORS TAX-MANAGED EQUITY FUND, INC.
                            6300 LAMAR AVENUE
                             P. O. BOX 29217
                   SHAWNEE MISSION, KANSAS 66201-9217

December 14, 2000

Waddell & Reed Advisors Tax-Managed Equity Fund, Inc.
6300 Lamar Avenue
P. O. Box 29217
Shawnee Mission, Kansas 66201-9217

Re:  Waddell & Reed Advisors Tax-Managed Equity Fund, Inc.
    Post-Effective Amendment No. 2

Dear Sir or Madam:

In connection with the public offering of shares of Capital Stock of
Waddell & Reed Advisors Tax-Managed Equity Fund, Inc. (the "Fund"), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the indefinite number of shares of such Capital Stock covered by the Fund's Registration Statement on Form N-1A, when issued and paid for in accordance with the terms of the offering, as set forth in the
Prospectus and Statement of Additional Information forming a part of the
Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Fund.

I hereby consent to the filing of this opinion as an Exhibit to the said
Registration Statement and to the reference to me in such Statement of
Additional Information.

Yours truly,

/s/Kristen A. Richards
----------------------
Kristen A. Richards
Vice President, Associate General Counsel
and Secretary

KAR:ckb